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                                                                    Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT (this "AGREEMENT") is dated as of this July 16, 2006, between Belden CDT Inc., a Delaware corporation (the "COMPANY"), and Peter F. Sheehan (the "EXECUTIVE").

                                   WITNESSETH:

     WHEREAS, the Company has employed Executive as its Vice President, Operations and President of Belden Americas division, and Company and Executive desire to reflect the continuation of such employment by this Agreement;

     WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive's employment by the Company;

     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. POSITION/DUTIES.

          (a) Executive shall serve as the Vice President, Operations of the Company and President of its Belden Americas division. In such capacity, Executive shall have active and general supervision and management over the business and affairs of Belden Americas.

          (b) Executive shall use Executive's best efforts to perform faithfully and efficiently the duties and responsibilities assigned to Executive hereunder and devote substantially all of Executive's business time to the performance of Executive's duties with the Company; provided, the foregoing shall not prevent Executive from participating in charitable, civic, educational, professional or community affairs so long as such activities do not materially interfere with the performance of Executive's duties hereunder or create a potential business conflict or the appearance thereof.

     2. TERM OF AGREEMENT. This Agreement shall be effective on the date hereof (the "EFFECTIVE DATE") and shall end on the third anniversary of the Effective Date. The term of this Agreement shall be automatically extended thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the initial term of this Agreement or the then current succeeding one-year extended term of this Agreement, the Company or Executive has notified the other that the term hereunder shall terminate upon its expiration date. The initial term of this Agreement, as it may be extended from year to year thereafter, is herein referred to as the "TERM." The foregoing to the contrary notwithstanding, upon the occurrence of a Change in Control (defined below) at any time after the first anniversary of the Effective Date, the Term of this Agreement shall be extended to the second anniversary of the date of the occurrence of such Change in Control and shall be subject to expiration thereafter upon notice by Executive or the Company to the other party or to automatic successive additional one-year periods, as the case may be, in the manner provided above. If Executive remains employed by the Company beyond the expiration of the Term, he shall be an employee at-will; except that any provisions identified as surviving shall continue. In all events hereunder, Executive's

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employment is subject to earlier termination pursuant to Section 7 hereof, and upon such earlier termination the Term shall be deemed to have ended.

     3. BASE SALARY. As of the Effective Date, the Company shall continue to pay Executive a base salary (the "BASE SALARY") at an annual rate of $368,000, payable in accordance with the regular payroll practices of the Company. Executive's Base Salary shall be subject to annual review by the Company's Chief Executive Officer ("CEO") and may be adjusted from time to time by the CEO (as approved by the Compensation Committee of the Board of Directors of the Company). The base salary as determined herein from time to time shall constitute "Base Salary" for purposes of this Agreement.

     4. ANNUAL BONUS. As of the Effective Date, Executive shall continue to be eligible to participate in the Company's management incentive (bonus) plan and any successor annual bonus plans. Executive shall have the opportunity to earn an annual target bonus, measured against performance criteria to be determined by the Company's Board (or a committee thereof).

     5. STOCK OWNERSHIP. Executive shall be subject to, and shall comply with, the stock ownership guidelines of the Company as may be in effect from time to time.

     6. EMPLOYEE BENEFITS. As of the Effective Date:

          (a) BENEFIT PLANS. Executive shall continue to be entitled to participate in all employee benefit plans of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives in accordance with the terms of such plans and programs.

          (b) VACATION. Executive shall continue to be entitled to annual paid vacation in accordance with the Company's policy applicable to senior executives.

          (c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Executive's duties hereunder.

          (d) CERTAIN AMENDMENTS. Nothing herein shall be construed to prevent the Company from amending, altering, terminating or reducing any plans, benefits or programs.

     7. TERMINATION. Executive's employment and the Term shall terminate on the first of the following to occur:

          (a) DISABILITY. Upon written notice by the Company to Executive of termination due to Disability, while Executive remains Disabled. For purposes of this Agreement, "DISABILITY" shall have the meaning defined under the Company's then-current long-term disability insurance plan in which Executive participates.


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          (b) DEATH. Automatically on the date of death of Executive.

          (c) CAUSE. Immediately upon written notice by the Company to Executive of a termination of Executive's employment for Cause. "CAUSE" shall mean:

               (i) Executive's willful and continued failure to perform substantially his duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to him specifically identifying the nature of such unacceptable performance, which is not cured by Executive within a reasonable period, not to exceed thirty (30) days;

               (ii) Executive is convicted of (or pleads guilty or no contest to) a felony or any crime involving moral turpitude; or

               (iii) Executive has engaged in conduct that constitutes gross misconduct in the performance of his employment duties.

     An act or omission by Executive shall not be "willful" if conducted in good faith and with Executive's reasonable belief that such conduct is in the best interests of the Company.

          (d) WITHOUT CAUSE. Upon written notice by the Company to Executive of an involuntary termination of Executive's employment other than for Cause (and other than due to his Disability).

          (e) GOOD REASON. Upon written notice by Executive to the Company of a voluntary termination of Executive's employment at any time during a Protection Period (defined in Section 10 below), for Good Reason. "GOOD REASON" shall mean, without the express written consent of Executive, the occurrence of any of the following events during a Protection Period:

               (i) Executive's Base Salary or annual target bonus opportunity is reduced;

               (ii) Executive's duties or responsibilities are negatively and materially changed in a manner inconsistent with Executive's position (including status, offices, titles, and reporting responsibilities) or authority; or

               (iii) The Company requires Executive's principal office to be relocated more than 50 miles from its location as of the date immediately preceding the Change in Control.

          (f) VOLUNTARY TERMINATION FOR ANY REASON (WITHOUT GOOD REASON DURING A PROTECTION PERIOD). Upon at least thirty (30) days' prior written notice by Executive to the Company of Executive's voluntary termination of employment (i) for any reason prior to or after a Protection Period or (ii) without Good Reason during a Protection Period, in either case which the Company may, in its sole discretion, make effective earlier than any termination date set forth in such notice.


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     8. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates, it being understood that stock options and other Long-Term Awards (as defined in Section 11 hereof) shall be treated as addressed in Section 11 hereof. Upon termination of Executive's employment, the following amounts and benefits shall be due to
Executive:

          (a) DEATH; DISABILITY. If Executive's employment terminates due to Executive's death or Disability, then the Company shall pay or provide Executive (or the legal representative of his estate in the case of his death) with:

               (i) (A) any accrued and unpaid Base Salary through the date of termination and any accrued and unused vacation in accordance with Company policy; and (B) reimbursement for any unreimbursed expenses, incurred and documented in accordance with applicable Company policy, through the date of termination (collectively, "ACCRUED OBLIGATIONS");

               (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;

               (iii) A pro-rated annual bonus for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable bonus plan and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated bonus shall be paid when bonuses are paid generally to senior executives for such year;

               (iv) Any disability insurance benefits, or life insurance proceeds, as the case may be, as may be provided under the Company plans in which Executive participates immediately prior to such termination; and

          (b) VOLUNTARY TERMINATION (INCLUDING VOLUNTARY TERMINATION WITHOUT GOOD REASON DURING A PROTECTION PERIOD); INVOLUNTARY TERMINATION WITHOUT CAUSE AT OR AFTER AGE 65; INVOLUNTARY TERMINATION FOR CAUSE.

               (i) If Executive's employment should be terminated (i) by Executive for any reason at any time other than during a Protection Period, or (ii) by Executive without Good Reason during a Protection Period, then the Company shall pay to Executive any Accrued Obligations in accordance with Section 8(a)(i).

               (ii) If Executive's employment is terminated by the Company without Cause and other than for Disability at or after Executives' attainment of age 65, the Company shall pay to Executive any Accrued Obligations.


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               (iii) If Executive's employment is terminated by the Company for
     Cause, the Company shall pay to Executive any Accrued Obligations.

          (c) TERMINATION WITHOUT CAUSE. If at any time (A) prior to Executive's attainment of age 65 and (B) other than during a Protection Period, Executive's employment by the Company is terminated by the Company without Cause (and other than a termination for Disability), then the Company shall pay or provide Executive with:

               (i) (A) Executive's Accrued Obligations, payable in accordance with Section 8(a)(i);

               (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;

               (iii) A pro-rated annual bonus for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable bonus plan and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated bonus shall be paid when bonuses are paid generally to senior executives for such year;

               (iv) Severance payments in the aggregate amount equal to the sum of (A) Executive's then Base Salary plus (B) his annual target bonus, which amount shall be payable to Executive in equal payroll installments over a period of twelve (12) months; and

               (v) Subject to Executive's continued co-payment of premiums, continued participation for twelve (12) months in the Company's medical benefits plan which covers Executive and his eligible dependents upon the same terms and conditions (except for the requirements of Executive's continued employment) in effect for active employees of the Company. In the event Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce the period of coverage and count against Executive's right to healthcare continuation benefits under COBRA.

     9. CONDITIONS. Any payments or benefits made or provided to Executive pursuant to any subsection of Section 8, other than Accrued Obligations, Section 10(b) or Section 10(c), are subject to Executive's:

          (a) compliance with the provisions of Section 12 hereof;

          (b) delivery to the Company of an executed Agreement and General Release (the "GENERAL RELEASE"), which shall be substantially in the form attached hereto as Exhibit A within twenty-one (21) days after presentation thereof by the Company to Executive; and


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          (c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions held by Executive with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Obligations) shall not be payable until after the expiration of any statutory revocation period applicable to the General Release without Executive having revoked such General Release, and, subject to the provisions of Section 21 hereof, any such amounts shall be paid to Executive within thirty (30) days thereafter. Notwithstanding the foregoing, Executive shall be entitled to any Accrued Obligations, payable without regard for the conditions of this Section 9.

     10. CHANGE IN CONTROL; EXCISE TAX.

          (a) CHANGE IN CONTROL. A "CHANGE IN CONTROL" of the Company shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur:

               (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) (a "PERSON") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the "OUTSTANDING COMPANY COMMON STOCK") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "OUTSTANDING COMPANY VOTING SECURITIES"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (iii) of this definition;

               (ii) individuals who, as of the date hereof, constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

               (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "BUSINESS COMBINATION"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of


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     common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) and in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          (b) QUALIFYING TERMINATION. If, prior to Executive's attainment of age 65, Executive's employment is involuntarily terminated by the Company without Cause (and other than due to his Disability) or is voluntarily terminated by Executive for Good Reason, in either case only during the period commencing on the occurrence of a Change in Control of the Company and ending on the second anniversary of date of the Change in Control ("PROTECTION PERIOD"), then the Company shall pay or provide Executive with:

               (i) Executive's Accrued Obligations, payable in accordance with
     Section 8(a)(i);

               (ii) Any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination, payable when bonuses are paid generally to senior executives for such year;

               (iii) A pro-rated annual bonus for the fiscal year in which such termination occurs, the amount of which shall be based on target performance and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated bonus shall be paid when bonuses are paid generally to senior executives for such year;

               (iv) A lump sum severance payment in the aggregate amount equal to the product of (A) the sum of (1) Executive's highest Base Salary during the Protection Period plus (2) his annual target bonus multiplied by (B) two (2);

               (v) Subject to Executive's continued co-payment of premiums, continued participation for two (2) years in the Company's medical benefits plan which covers Executive and his eligible dependents upon the same terms and conditions (except for the requirements of Executive's continued employment) in effect for active employees of the Company. In the event Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease. The continuation of health benefits under


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     this subsection shall reduce the period of coverage and count against
     Executive's right to healthcare continuation benefits under COBRA; and

               (vi) Payments falling under Section 8(c)iv shall be paid in a lump sum within ten (10) business days after the Executive's receipt of the calculation from a specified advisor.

          (c) EXCISE TAX.

               (i) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to the Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party, other than amounts payable under this Section 10(d), (collectively, the "PAYMENTS"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("CODE"), subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the "EXCISE TAX"), and the present value of such Payments (calculated in a manner consistent with that set forth in the applicable regulations promulgated under Section 280G of the Code) is equal to or less than 110% of the threshold at which such amount becomes an "excess parachute payment," then the amount of the Payments payable to the Executive under this Agreement shall be reduced (a "REDUCTION") to the extent necessary so that no portion of such Payments payable to the Executive is subject to the Excise Tax.

               (ii) In the event it shall be determined that the amount of the Payments payable to the Executive is more than 110% greater than the threshold at which such amount becomes an "excess parachute payment," then the Executive shall be entitled to receive an additional payment from the Company (a "GROSS-UP PAYMENT") in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (iii) All determinations required to be made under this Section 10(d), including whether and when a Gross-Up Payment or a Reduction is required, the amount of such Gross-Up Payment or Reduction and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and the Executive (the "AUDITOR"); provided that in the event a Reduction is determined to be required, the Executive may determine which Payments shall be reduced in order to comply with the provisions of this Section 10(d). The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction or Gross-Up Payment is necessary. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10(d), shall be paid by the Company to the Executive within five (5) days of the receipt of the Auditor's determination. All determinations made by the Auditor shall be binding upon the


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     Company and the Executive; provided that if, notwithstanding the Auditor's initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment or Reduction Amount, if applicable, based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the "RECALCULATED AMOUNT") and the Company shall pay to the Executive the excess of the Recalculated Amount over the Gross-Up Payment initially paid to the Executive or the amount of the Payments after the Reduction, as applicable, within five (5) days of the receipt of the Auditor's recalculation the Gross-Up Payment.

     11. LONG-TERM AWARDS. All of Executive's stock options, stock appreciation rights, restricted stock units, performance share units and any other long-term incentive awards granted under any long-term incentive plan of the Company, whether granted before or after the Effective Date (collectively "LONG-TERM AWARDS"), shall remain in effect in accordance with their terms and conditions, including with respect to the consequences of the termination of Executive's employment or a change in control, and shall not be in any way amended, modified or affected by this Agreement.

     12. EXECUTIVE COVENANTS.

          (a) CONFIDENTIALITY. Executive agrees that Executive shall not, commencing on the date hereof and at all times thereafter, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's employment and for the benefit of the Company, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive's employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

          (b) NONSOLICITATION. Commencing on the date hereof, and continuing during Executive's employment with the Company and for the twelve (12) month period following termination of Executive's employment for any reason (a twenty-four (24) month post-employment period in the event of a termination of Executive's employment for any reason at any time during a Protection Period) ("RESTRICTED PERIOD"), Executive agrees that Executive shall not, without the prior written consent of the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the six
(6) months preceding Executive's termination of employment an employee, representative, officer or director of the Company; (ii) take any action


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to encourage or induce any employee, representative, officer or director of the
Company to cease their relationship with the Company for any reason; or (iii) knowingly solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

          (c) NONCOMPETITION. Executive acknowledges that Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive's performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Restricted Period, Executive agrees that Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date at any time during the twelve (12)-month period ending with the date of termination for any reason (a twenty-four month post-employment period in the event of termination of Executive's employment for any reason at any time during a Protection Period), in any locale of any country in which the Company conducts business. This Section 12(c) shall not prevent Executive from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

          (d) NONDISPARAGEMENT. Each of Executive and the Company (for purposes hereof, "the Company" shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 12(d). Executive's provision shall also not cover normal competitive statements which do not cite Executive's employment by the Company.

          (e) RETURN OF COMPANY PROPERTY AND RECORDS. Executive agrees that upon termination of Executive's employment, for any cause whatsoever, Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to Executive during Executive's employment with the Company.

          (f) COOPERATION. Executive agrees that, following termination of Executive's employment for any reason, Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably


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interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which Executive was involved during Executive's employment, including any litigation. The Company shall compensate Executive for reasonable expenses incurred in connection with such cooperation and assistance.

          (g) ASSIGNMENT OF INVENTIONS. Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called "INVENTIONS"), made, conceived, developed, or purchased by Executive, or under which Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of Executive's employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of Executive's right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. Any such Inventions disclosed to anyone by Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by Executive during the Term. As to all such Inventions, Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

          (h) EQUITABLE RELIEF AND OTHER REMEDIES. The parties acknowledge and agree that the other party's remedies at law for a breach or threatened breach of any of the provisions of this Section 12 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

          (i) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

          (j) SURVIVAL OF PROVISIONS. The obligations of Executive set forth in this Section 12 shall survive the termination of Executive's employment by the Company and the termination or expiration of this Agreement and shall be fully enforceable thereafter.

     13. NO ASSIGNMENTS.

          (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 13(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

          (b) The Company shall assign this Agreement to any successor to all or substantially all of the business or assets of the Company provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to Executive.

     14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand,
(b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive:

          Peter Sheehan
          2 Tyler Court
          Natick, MA 01760

          If to the Company:

          Belden CDT Inc.
          7701 Forsyth Boulevard
          Suite 800
          St. Louis, Missouri 63105
          Attn: General Counsel

          or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice of the Company, the terms of this Agreement shall control.

     16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 12(h) hereof or damages for breach of Section 12, shall be settled exclusively by arbitration, conducted before a single arbitrator in St. Louis, Missouri, administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that Executive or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator.

     18. INDEMNIFICATION; LIABILITY INSURANCE. The Company and Executive shall enter into the Company's standard form of indemnification agreement governing his conduct as an officer and director of the Company.

     19. AMENDMENTS; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     20. ENTIRE AGREEMENT; MISCELLANEOUS. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation and of the word "or" shall be inclusive and not exclusive.

     21. CODE SECTION 409A. It is intended that any amounts payable under this Agreement and the Company's and Executive's exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this interest, anything to the contrary herein notwithstanding, no amounts shall be payable to Executive before such time as such payment fully complies with the provisions of Section 409A and, to the extent that any regulations or other guidance issued under Section 409A after the date of this Agreement would result in Executive being subject to payment of interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A.

     22. FULL SETTLEMENT. Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against Executive. In no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, except as set forth in this Agreement.

     23. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     24. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

     25. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                        BELDEN CDT INC.


                                        By: /s/ John Stroup
                                            ------------------------------------
                                        Name: John Stroup


                                        /s/ Peter F. Sheehan
                                        ----------------------------------------
                                        Peter F. Sheehan

                                    EXHIBIT A

                          GENERAL RELEASE OF ALL CLAIMS

     1. For and in consideration of the promises made in the Executive Employment Agreement (defined below), the adequacy of which is hereby acknowledged, the undersigned ("EXECUTIVE"), for himself, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, "RELEASERS"), does hereby release, waive, and forever discharge Belden CDT Inc. ("COMPANY"), the Company's subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the "RELEASEES") from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys' fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive's employment with the Company or any of its affiliates or the termination of Executive's employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement between the Company and Executive, dated as of July 16, 2006, [as amended] (the "EMPLOYMENT AGREEMENT")) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. Section 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, or any claims under any express or implied contract which Releasers may claim existed with Releasees. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to any claims of indemnification under the Employment Agreement or a separate indemnification agreement with the Company or rights of coverage under directors and officers liability insurance.

     2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive's right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive's behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

     3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release or as otherwise provided in this General Release. If

Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party's belief that Executive's waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

     4. Executive acknowledges, agrees and affirms that he is subject to certain post-employment covenants pursuant to Section 12 of the Employment Agreement, which covenants survive the termination of his employment and the execution of this General Release.

     5. Executive acknowledges and recites that:

          (a) Executive has executed this General Release knowingly and voluntarily;

          (b) Executive has read and understands this General Release in its entirety;

          (c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

          (d) Executive's execution of this General Release has not been coerced by any employee or agent of the Company; and

          (e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.

     6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Delaware, except for the application of pre-emptive Federal law.

     7. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 14 of the Employment Agreement, upon which revocation this General Release shall be unenforceable and null and void and in the absence of such revocation this General Release shall be binding and irrevocable by Executive.

     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: ___________________, 20__         EXECUTIVE:


                                        ----------------------------------------
                                        Peter Sheehan